EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF $1.17 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 47¢ PER SHARE

SOUTHPORT, CONNECTICUT, August 3, 2022--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2022 the Company reported net sales of $140.7 million and diluted earnings of $1.17 per share, compared with net sales of $200.1 million and diluted earnings of $2.50 per share in the second quarter of 2021.

For the six months ended July 2, 2022, net sales were $307.2 million and diluted earnings were $2.87 per share. For the corresponding period in 2021, net sales were $384.4 million and diluted earnings were $4.66 per share.

The Company also announced today that its Board of Directors declared a dividend of 47¢ per share for the second quarter for stockholders of record as of August 17, 2022, payable on August 31, 2022. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the second quarter of 2022, “Consumer demand for firearms has subsided from the unprecedented levels of the surge that began early in 2020 and remained for most of 2021, resulting in a 30% reduction in our sales from the second quarter of 2021, which was the highest quarter in sales and profitability in our history. Yet our broad and diverse product family helps us weather fluctuations in demand as we adjust production accordingly. While channel inventory of some of our product families, including certain polymer pistols and modern sporting rifles, have been largely replenished, inventories of other product families remain below desired levels.”

Mr. Killoy reaffirmed the Company’s commitment to new product innovation, “We are excited to continue to expand our Marlin product line with the reintroduction of the Marlin Model 1895 Trapper. This lightweight, stainless steel lever-action rifle is chambered in .45-70 Govt. and features a cold hammer-forged threaded barrel. We continue to increase our production of Marlin rifles and look forward to introducing additional Ruger-made Marlin lever-action rifles.”

Mr. Killoy made the following observations related to the Company’s second quarter 2022 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 31% in the first half of 2022 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) decreased 17%. These decreases are attributable to decreased consumer demand for firearms from the unprecedented levels of the surge that began in 2020 and remained for most of 2021. The second quarter of 2021 had the highest quarterly distributor unit sell-through in the Company’s history, which led to the significant year-over-year decrease in distributor sell-through in the current quarter.

•	Sales of new products, including the PC Charger, the MAX-9 pistol, the LCP MAX pistol, and Marlin 1895 lever-action rifles, represented $33.8 million or 11% of firearm sales in the first half of 2022. New product sales include only major new products that were introduced in the past two years. Several popular firearms that were considered new products in 2021, including the Wrangler revolver, the Ruger-5.7 pistol, and the LCP II in .22 LR pistol, have now been in production for over two years and are no longer included in new product sales for the first half of 2022.

•	Our profitability declined in the second quarter of 2022 from the second quarter of 2021 as our gross margin decreased from 39% to 31%. In addition to unfavorable deleveraging of fixed costs resulting from decreased production and sales, inflationary cost increases in materials, commodities, services, energy, fuel and transportation, partially offset by increased pricing, resulted in the lower margin.

•	During the second quarter of 2022, the Company’s finished goods inventory and distributor inventories of the Company’s products increased 49,300 units and 28,200 units, respectively.

•	Cash provided by operations during the first half of 2022 was $32.4 million. At July 2, 2022, our cash and short-term investments totaled $208.5 million. Our current ratio is 6.1 to 1 and we have no debt.

•	In the first half of 2022, capital expenditures totaled $14.3 million. We expect our 2022 capital expenditures to total approximately $25 million, most of which relate to new product introductions.

•	In the first half of 2022, the Company returned $27.2 million to its shareholders through the payment of dividends.

•	At July 2, 2022, stockholders’ equity was $387.0 million, which equates to a book value of $21.90 per share, of which $11.80 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the second quarter of 2022. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, August 4, 2022, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the second quarter of 2022 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the second quarter of 2022 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For almost 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	July 2, 2022	December 31, 2021

Assets

Current Assets
Cash	$43,539	$21,044
Short-term investments	165,000	199,971
Trade receivables, net	56,243	57,036

Gross inventories	114,863	100,023
Less LIFO reserve	(53,532)	(51,826)
Less excess and obsolescence reserve	(4,186)	(4,347)
Net inventories	57,145	43,850

Prepaid expenses and other current assets	12,150	6,832
Total Current Assets	334,077	328,733

Property, plant and equipment	434,790	421,282
Less allowances for depreciation	(359,566)	(347,651)
Net property, plant and equipment	75,224	73,631

Deferred income taxes	291	536
Other assets	34,140	39,443
Total Assets	$443,732	$442,343

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	July 2, 2022	December 31, 2021

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$27,306	$36,400
Contract liabilities with customers	—	—
Product liability	441	795
Employee compensation and benefits	20,643	33,154
Workers’ compensation	6,105	6,760
Total Current Liabilities	54,495	77,109

Product liability accrual	118	97
Lease liability	2,162	1,476

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2022 – 24,378,568 issued, 17,668,670 outstanding 2021 – 24,306,486 issued, 17,596,588 outstanding	24,378	24,306
Additional paid-in capital	46,760	46,847
Retained earnings	461,409	438,098
Less: Treasury stock – at cost 2022 – 6,709,898 shares 2021 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	386,957	363,661
Total Liabilities and Stockholders’ Equity	$443,732	$442,343

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021

Net firearms sales	$139,911	$199,447	$305,844	$383,049
Net castings sales	742	625	1,384	1,400
Total net sales	140,653	200,072	307,228	384,449

Cost of products sold	97,099	121,315	205,566	233,126

Gross profit	43,554	78,757	101,662	151,323

Operating expenses:
Selling	8,630	8,449	17,065	16,537
General and administrative	9,734	10,639	20,680	23,161
Total operating expenses	18,364	19,088	37,745	39,698

Operating income	25,190	59,669	63,917	111,625

Other income:
Interest income	190	12	221	20
Interest expense	(26)	(25)	(117)	(50)
Other income, net	750	610	1,602	1,061
Total other income, net	914	597	1,706	1,031

Income before income taxes	26,104	60,266	65,623	112,656

Income taxes	5,347	15,882	14,634	30,080

Net income and comprehensive income	$20,757	$44,384	$50,989	$82,576

Basic earnings per share	$1.18	$2.52	$2.89	$4.70

Diluted earnings per share	$1.17	$2.50	$2.87	$4.66
Weighted average number of common shares outstanding - Basic	17,652,148	17,590,305	17,631,060	17,574,798
Weighted average number of common shares outstanding - Diluted	17,799,707	17,766,868	17,762,765	17,735,910

Cash dividends per share	$0.68	$0.86	$1.54	$1.57

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	July 2, 2022	July 3, 2021

Operating Activities
Net income	$50,989	$82,576
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,464	14,751
Stock-based compensation	3,356	5,043
Gain on sale of assets	(56)	(58)
Deferred income taxes	245	1,854
Changes in operating assets and liabilities:
Trade receivables	793	(18,183)
Inventories	(13,295)	(2,910)
Trade accounts payable and accrued expenses	(9,662)	1,686
Contract liability with customers	—	(84)
Employee compensation and benefits	(13,019)	(9,429)
Product liability	(333)	(116)
Prepaid expenses, other assets and other liabilities	(103)	(2,050)
Income taxes payable	—	3,119
Cash provided by operating activities	32,379	76,199

Investing Activities
Property, plant and equipment additions	(14,330)	(11,464)
Proceeds from sale of assets	16	73
Purchases of short-term investments	(199,992)	(271,984)
Proceeds from maturities of short-term investments	234,963	242,997
Cash provided by (used for) investing activities	20,657	(40,378)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(3,371)	(4,801)
Dividends paid	(27,170)	(27,606)
Cash used for financing activities	(30,541)	(32,407)

Increase in cash and cash equivalents	22,495	3,414

Cash and cash equivalents at beginning of period	21,044	20,147

Cash and cash equivalents at end of period	$43,539	$23,561

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021

Net income	$20,757	$44,384	$50,989	$82,576

Income tax expense	5,347	15,882	14,634	30,080
Depreciation and amortization expense	6,709	7,250	13,464	14,751
Interest income	(190)	(12)	(221)	(20)
Interest expense	26	25	117	50
EBITDA	$32,649	$67,529	$78,983	$127,437
EBITDA margin	23.2%	33.8%	25.7%	33.1%